 EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release ("Agreement") is entered into by and between Guizhou Wan Feng Hu Zhi Shui Chan Company, Ltd., ("DOMESTIC COMPANY"), Nocera, Inc., a Nevada Corporation ("Company"), and Zhang Bi, ("BI"), and each party acknowledges receipt of full, fair, and adequate consideration for the covenants, releases and premises herein.

RECITALS

A.              This Agreement compromises, settles, and otherwise resolves all claims, as to the DOMESTIC COMPANY'S debt (claim to shares in Nocera, Inc. or Guizhou Grand Smooth Technology, Inc. Ltd. ("WOFE")) as to any and all claims or causes of action whatsoever against the Company for any matter, action, or representation as to the Company, and any debt to ownership of Nocera, Inc. or WOFE up to the date hereof.

AGREEMENT

1.       Denial of Wrongdoing or Liability. This Agreement is entered into solely for purpose of effectuating a full compromise, settlement, and release as to Company from DOMESTIC COMPANY claims. Accordingly, except as set forth herein, each party acknowledges that the other has admitted no fault, wrongdoing, liability, or obligation, except such obligations as reflected in this Agreement, and related documents in execution hereof In fact, each party expressly denies such fault, wrongdoing, liability, or obligation.

2.       Intent to Settle All Claims. This Settlement Agreement shall settle all matters between the Company and DOMESTIC COMPANY, and hereby desires to fully and finally compromise, settle, and otherwise terminate any and all claims arising from or relating to any claim, indemnity, action, default, breach, damages, payment or benefit whatsoever relating to or against the Company, by DOMESTIC COMPANY, or any claim for equity of any type or sort, against the Company or WOFE held by BI, whatsoever.

3.       Release. Subject to and upon receipt of a conveyance of the assets, DOMESTIC COMPANY hereby releases, discharges, and holds harmless the Company (as well as its respective officers, directors, shareholders, managers, members, partners, owners, principals, affiliates) from all actions, claims, indemnities, damages, or obligations, and any other claims arising from or relating to any DOMESTIC COMPANY claims of equity of the Company, or WOFE, and all ownership stock in Nocera, Inc. is released and waived by DOMESTIC COMPANY and BI.

4.       Limitation of Release. However, the releases given herein shall not extend to or be for the benefit of nonaffiliated second parties, none of whom shall have any rights hereunder, including but not limited to rights as a third-party beneficiary.

5.       No Release for Breach of This Agreement. Nothing contained herein shall release any party hereto from any claims arising from or relating to a breach of this Agreement.

6.       Releases Valid Even if Additional or Different Facts. The Parties acknowledge they may discover facts which are additional to or different from those which they now know or believe to be true regarding the subject matter of this Agreement. Nonetheless, except as otherwise provided herein, it is the Parties’ intent to fully and finally compromise and settle all claims which exist between them arising from or relating to the Employment Agreement referenced herein, and the matters listed herein. To effectuate that intention, the releases given here in shall remain full and complete releases, notwithstanding discovery of any additional or different facts by any party, at any time here after.

7.       Further Assurances. The Parties agree to execute and deliver such documents and to perform such other acts, promptly upon request, as any other party hereto requests and which are, in the requesting party's reasonable judgment, necessary or appropriate to effectuate the purposes of this Agreement.

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8.       Adequate Consideration. This Agreement is fully supported by mutual full, fair, adequate and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and which considerations are contained in the provisions hereof in the individual paragraphs.

9.       Agreed Consideration. In consideration hereof, the parties mutually waive any and all claims against each other and WOFE and DOMESTIC COMPANY and BI waives any claims to Nocera, Inc. company stock.

10.     Headings. The headings contained in this Agreement are for convenience and reference purposes only, and shall not in any way be construed as effecting the meaning or interpretation of the text of this Agreement.

11.     Opportunity to Consult With Legal Counsel. The Parties acknowledge they have had a full and fair opportunity to consult with legal counsel of their own choosing throughout all negotiations which preceded the execution of this Agreement, and in connection with their execution of this Agreement.

12.     Modified Only in Writing. This Agreement may only be modified by express written agreement of the Parties.

13.     Severability. Every provision of this Agreement is intended to be severable. Accordingly, should any provision be declared illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such illegality, invalidity, or unenforceability shall not effect the remaining provisions, which shall remain fully valid, binding, and enforceable.

14.     No Drafting Party. No party shall be deemed the "drafting party" of this Agreement. Consequently, this Agreement shall be construed as a whole, according to its fair meaning and intent, and not strictly for or against any party hereto.

15.     Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

16.     Binding Agreement/Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, as well as their respective successors, representatives, and assigns.

17.     Authority/Capacity/Entities. Each person signing this Agreement represents and warrants that he or she has complete authority and legal capacity to enter into this Agreement on behalf of the entity for which he or she is signing and agrees to defend, indemnify and hold harmless all other parties if that authority or capacity is challenged.

18.     Knowing and Voluntary Agreement. The Parties represent they have read this Agreement, understand it, voluntarily agree to its terms, and sign it freely.

19.     Counterparts/Fax Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be deemed effective as originals.

20.     Parties to Bear Their Own Fees and Cost. Except as otherwise set forth in the Promissory Note document entered into concurrently herewith. the Parties shall each be responsible for and pay all of their own fees and costs, including but not limited to all attorneys’ fees.

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21.     Confidentiality. Each Party agrees: This Agreement shall remain confidential. except in the event this document is covered by a subpoena in any civil action or other legal action or proceeding.

IN WITNESS WHEREOF, the undersigned execute this Settlement Agreement and Release, thereby agreeing to abide by the terms hereof.

NOCERA, Inc., a Nevada Corporation

By: Cheng, Yin-Chieh	Dated this 8th day of October, 2020
Its: President CEO

DOMESTIC COMPANY:

Guizhou Wan Feng Hu Zhi Hui Shui Chan Company, Ltd.

By: Zhang Bi	Dated this 8th day of October, 2020
Its: Director

Zhang Bi

/s/ Zhang Bi	Dated this 8th day of October, 2020

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